Filed pursuant to Rule 433

Dated April 2, 2008

Relating to Preliminary Prospectus Supplement Dated March 31, 2008

to Registration Statement No. 333-143451

Issuer:	KKR Financial Holdings LLC (NYSE: KFN)

Total Shares Offered:	30,000,000 common shares (upsized from 20,000,000 common shares)

Overallotment Option:	4,500,000 common shares (upsized from 3,000,000 common shares)

Offering Price:	$11.85 per common share

Last Sale:	April 2, 2008: $11.91

Trade Date:	April 2, 2008

Settlement Date:	April 8, 2008

CUSIP:	48248A306

Stabilizing Transactions:

Prior to purchasing the common shares being offered pursuant to the prospectus supplement, on April 2, 2008, one of the underwriters purchased, on behalf of the underwriting syndicate, 98,300 common shares at an average price of $11.8963 per common share in stabilizing transactions.

Joint-Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC

Joint-Lead Manager:	KKR Capital Markets LLC

Co-Managers:	JMP Securities LLC, Sandler O’Neill & Partners, L.P. and Friedman, Billings, Ramsey & Co., Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or you may email a request to prospectus@morganstanley.com, and Banc of America Securities LLC toll-free at 1-800-294-1322 or you may email a request to dg.prospectusdistribution@bofasecurities.com.